UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2018
BORGWARNER INC.
________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 754-9200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 26, 2018, John J. Gasparovic, Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. (the “Company”), retired from the Company. On May 9, 2018, the Company and Mr. Gasparovic entered into an agreement and corresponding Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement (collectively referred to as the “Agreement”).

The Agreement confirms Mr. Gasparovic’s retirement from his offices with the Company and the Company’s divisions, subsidiaries, joint ventures, and/or affiliated companies (the “BW Group”) on April 26, 2018 and his last day of employment as May 18, 2018. Under the Agreement, the Company will pay Mr. Gasparovic separation pay in the amount of $531,000, which constitutes his base salary for 12 months. The Company will separately pay Mr. Gasparovic a lump sum payment in the same amount as payment for accrued vacation and as partial compensation for his execution of the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement and will pay Mr. Gasparovic an additional lump sum payment of $450,000 representing the prorated net present value of his outstanding restricted stock awards. In addition, the Company will provide Mr. Gasparovic and his dependents continuing group health, dental and vision insurance benefits (but no other insurance benefits) from May 18, 2018 through the earlier of November 18, 2019 or the date on which Mr. Gasparovic becomes eligible for group health insurance under another employer’s group health plan. The Company will also maintain Mr. Gasparovic’s eligibility to receive a payment for 2018 under the Company’s bonus plan equal to 75% of the amount that he would have been entitled to receive had he been employed for all of 2018. Additionally, the Company will maintain Mr. Gasparovic’s eligibility to receive a payment under the BorgWarner Inc. 2014 Stock Incentive Plan for the performance shares awarded to Mr. Gasparovic for the performance period from January 1, 2016 to December 31, 2018 and to receive prorated payments for the performance shares awarded to Mr. Gasparovic for the performance periods of January 1, 2017 through December 31, 2019 and January 1, 2018 through December 31, 2020. Finally, the Company will pay Mr. Gasparovic his post-2004 Excess Plan account balance and will provide Mr. Gasparovic with executive outplacement services. In return for these payments and benefits, Mr. Gasparovic agreed to release all claims against the Company pursuant to a release agreement and agreed to restrictions on his ability to (i) provide services to competitive businesses, (ii) solicit any employee of the BW Group, (iii) divert or attempt to divert business from the BW Group, (iv) interfere with the Company’s business relationships, and (v) take any action derogatory to the BW Group’s business interests. In addition, Mr. Gasparovic has agreed to make himself available for a period of two (2) years following his last day of employment to aid in the defense or prosecution of any claims filed by or against the BW Group. As required by law, Mr. Gasparovic has the right to revoke the Agreement for seven days from the date he entered into the Agreement.

The Company wishes to thank Mr. Gasparovic for over 10 years of dedication, contributions and service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: May 15, 2018	By:	/s/ Tonit M. Calaway
Tonit M. Calaway
Executive Vice President